BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

150303

Filed in the office of	Document Number
Barbara K. Cegavske	20150008030-59
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/07/2015 4:55 PM
	Entity Number C6791-2001

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:
EnergyTEK Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:
Series C Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:
WHEREAS, the Board deems it to be in the best interests of the Company to approve an amendment to the Company's Certificate of Designations of the Series C Convertible Preferred Stock to revise the limitations on conversion with respect to the Series C Convertible Preferred Stock; and

[continued on attachment page 1]

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

WHEREAS, Section 78.1955(3) of the NRS provides that the certificate of designation of a series of preferred stock established by resolution of a board of directors may be amended by resolution of the board of directors if approved by the stockholders holding a majority of the shares in the series being amended and a majority of each class or series of stock senior to the series being amended; and

WHEREAS, the Board also deems it advisable and in the Company's best interests to approve an amendment to Section 4.5 of the Certificate of Designation of the Series C Convertible Preferred Stock such that such section reads in its entirety as follows (the "Amendment"):

4.5 Limitations of Conversion.

(a) The Conversion Rights specified herein shall be subject to the following limitation: The holders of the shares of Series C Preferred Stock may not exercise their Conversion Rights until such time as the Company has sufficient authorized shares of Common Stock in compliance with Section 4.3(b) of this Certificate of Designation.

(b) No holder of Series C Preferred Stock shall be entitled to convert the Series C Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 9.99% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective sixty-one (61) days after the date of such notice).